EXHIBIT 99.1

For Immediate Release Contact: Harvey Grossblatt, President Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments, Inc. Announces Notice of

Noncompliance with NYSE MKT Continued Listing Standards

OWINGS MILLS, MD, September 27, 2016 – Universal Security Instruments, Inc. (NYSE MKT: UUU) (the “Company”) announced today that, on September 22, 2016, the Company received a letter from NYSE MKT LLC (the “Exchange”) reiterating that the Company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended March 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 with the Securities and Exchange Commission (the “SEC”).

The letter also states that the Exchange has reviewed the Company’s previously submitted plan of compliance (the “Plan”) and determined to accept the Plan and grant a Plan period through October 12, 2016 (the “Plan Period”), during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. The letter from the Exchange advised that if the Company is not in compliance with the continued listing standards of the Company Guide by October 12, 2016 with respect to the delayed Annual Report on Form 10-K and the delayed Quarterly Report on Form 10-Q, or if the Company does not make progress consistent with the Plan during the Plan Period, then the Exchange staff may initiate delisting proceedings as appropriate. The Company is working diligently to file the late Annual Report on Form 10-K by September 28, 2016 and the late Quarterly Report on Form 10-Q by October 12, 2016 and to regain compliance with the Company Guide.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 47-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

11407 CRONHILL DRIVE, SUITE A • OWINGS MILLS, MARYLAND 21117, USA

(410) 363-3000 • www.universalsecurity.com